Service Office:
[One Sun Life Executive Park
Wellesley Hills, MA  02481
877-750-8683]
Home Office:
[122 East 42nd Street
Suite 1900
New York, NY 10017]

SUN LIFE INSURANCE AND ANNUITY
COMPANY OF NEW YORK

[Sun Prime SVUL], a Flexible Premium Last Survivor Variable Universal Life Insurance Certificate
Insureds - [John Doe and Jane Doe]
Certificate Number - [VL0000001]

We, Sun Life Insurance and Annuity Company of New York agree, subject to the conditions and provisions of this Certificate, to pay the Beneficiary such amounts as are due and payable upon receipt of Due Proof of the Surviving Insured’s death.  Until that time, We agree to provide You, as Certificate Owner, the other rights and benefits of this Certificate.  These rights and benefits are subject to the provisions on the pages which follow.  This Certificate is a legal contract between You and Us.

Signed at Wellesley Hills, Massachusetts, on the Issue Date. [Missing Graphic Reference] [Robert C. Salipante, President] [Missing Graphic Reference] [Michael S. Bloom, Secretary]
To the extent any benefit, payment, or value under this Certificate (including the Account Value, see Section 9, and the death benefit, see Section 8) is based on the investment experience of the Variable Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Variable Account and is not guaranteed as to fixed dollar amount.

Upon receipt of Due Proof, the Certificate Proceeds are payable at the death of the Surviving Insured and while this Certificate is in force.

This Certificate does not participate in dividends.

Flexible Premiums are payable during the lifetime of the Surviving Insured  and while this Certificate is in force.

RIGHT TO RETURN CERTIFICATE.
Please read this Certificate carefully.  If You are not satisfied with it, You may return it by delivering or mailing it to Us at [One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481], or to the sales representative through whom You purchased this Certificate within 10 days from the date of receipt (the "Right to Return Certificate Period").  This Certificate will then be deemed void as though it had never been applied for.  You will receive a refund equal to all Premium payments less any Certificate Debt and Partial Withdrawals.

[Missing Graphic Reference]

MSVUL-2007-GC NY                                                                                                                                 Page

TABLE OF CONTENTS

SECTION
CERTIFICATE SPECIFICATIONS                                                                                                                          1

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK                                                                                                                          2

DEFINITIONS                                                                                                                          3

GENERAL PROVISIONS                                                                                                                          4

RIGHTS OF CERTIFICATE OWNERS AND BENEFICIARIES                                                                                                                          5

THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT                                                                                                                          6

PREMIUMS                                                                                                                          7

DEATH BENEFIT                                                                                                                          8

ACCOUNT VALUE                                                                                                                          9

CERTIFICATE BENEFITS                                                                                                                          10

RIDERS AND ENDORSEMENTS

APPLICATION

MSVUL-2007-GC NY                                                                                                                                 Page

1.  CERTIFICATE SPECIFICATIONS

Insureds                                                                                     [John Doe]
[Jane Doe]

Certificate Number                                                                                                [VL0000001]

Issue Age, Sex, Class                                                                                                [John Doe
35, Male, Non Tobacco Preferred]

[Jane Doe
35, Female, Non Tobacco Preferred]

Specified Face Amount	[$250,000]
Supplemental Insurance                                                       Amount                                                        [$50,000]
Total Face Amount                                                                                                [$300,000]

Minimum Total Face Amount                                                                                                [$100,000]

Initial Premium (minimum amount required to begin coverage)	[$66]

Death Benefit Compliance Test	[Guideline Premium]

Planned Periodic Premium	[$746]

Billing Period	[Annual]

Issue Date	[March 1, 2008]

Certificate Date	[March 1, 2008]

No-Lapse Guarantee Period	[240 months]

Minimum Monthly Premium (for the No-Lapse Guarantee)	[$148]

Currency	United States Dollars

Certificate Owner	[John Doe]

Beneficiary                                                                As stated in the Application unless subsequently changed

Death Benefit Option	[Option A: Total Face Amount]

Variable Account Name	D

Note: Whether this Certificate will stay in force during the No-Lapse Guarantee Period will be determined by the timing and amount of Premium payments, Partial Withdrawals, Certificate loans and Certificate changes.  The planned periodic Premium shown above may be insufficient to continue coverage.  The period for which this Certificate will remain in force depends on the amount and timing of Premiums paid, deductions for benefits and riders, changes in the Total Face Amount and death benefit option, Sub-Account performance, Certificate loans, Partial Withdrawals and fees.  Additional amounts, either excess interest or reduced charges, which we may employ are not guaranteed.  We reserve the right to change said amounts which may require more premium to be paid than was illustrated or the account values may be less than those illustrated.

MSVUL-2007-GC NY                                                                                                                                 Page

1.  CERTIFICATE SPECIFICATIONS (continued)

Premium Expense Charge                                                                                                     [25]%

Monthly Expense Charge                                                                      $ [10.00] in all Certificate Months plus [.09] per                                                                                                $1000 of Specified Face Amount in Certificate                                                                                                Months [1-120]

Mortality and Expense Risk Charge:

Percentage for Certificate Years [1-10]                                                                                                [.60]% (annual rate)
[.0500]% (monthly rate)

Percentage for Certificate Year [11] and thereafter                                                                                                [.25]% (annual rate)
[.01]% (monthly rate)

Certificate Loan Interest Rate                                                                          [4.00]% (annual rate) during Certificate Years [1-10]
[3.00]% (annual rate) in Certificate Years [11] and
after

Fixed Account:

Guaranteed Interest Crediting Rate                                                                                               3% (0.008099% daily)

MSVUL-2007-GC NY                                                                                                                                 Page

1.  CERTIFICATE SPECIFICATIONS (continued)

Supplemental Benefit Rider(s):

[Loan Lapse Protection Rider]

 [Certificate Split Option Rider

Monthly Rider Charge Rate                                                                                     [.38]]

[Four Year Additional Insurance Rider

Rider Expiration Date                                                                                     [March 1, 2012]
Additional Death Benefit                                                                                                [$250,000]
Monthly Rider Cost of Insurance Rate                                                                                                [.00083]]

1.  CERTIFICATE SPECIFICATIONS (continued)

Table of Death Benefit Percentages

ApplicableApplicable
AgePercentageAgePercentage

[20   250%60   130%
21   250%61   128%
22   250%62   126%
23   250%63   124%
24   250%64   122%
25   250%65   120%
26   250%66   119%
27   250%67   118%
28   250%68   117%
29   250%69   116%
30   250%70   115%
31   250%71   113%
32   250%72   111%
33   250%73   109%
34   250%74   107%
35   250%75   105%
36   250%76   105%
37   250%77   105%
38   250%78   105%
39   250%79   105%
40   250%80   105%
41   243%81   105%
42   236%82   105%
43   229%83   105%
44   222%84   105%
45   215%85   105%
46   209%86   105%
47   203%87   105%
48   197%88   105%
49   191%89   105%
50   185%90   105%
51   178%91   104%
52   171%92   103%
53   164%93   102%
54   157%94   101%
 55   150%95 and after   100%]
56               146%
57               142%
58               138%
59               134%

Death Benefit Percentages are based on the age of the younger Insured.

MSVUL-2007-GC NY                                                                                                                                 Page

2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK FOR TOTAL FACE AMOUNT

Certificate Year	Male		Female
	Nonsmoker	Smoker	Nonsmoker	Smoker
[1	0.09084	0.16669	0.07417	0.12752
2	0.09584	0.17586	0.07917	0.13752
3	0.10001	0.18587	0.08584	0.14919
4	0.10751	0.20004	0.08917	0.15669
5	0.11418	0.21421	0.09418	0.16669
6	0.12168	0.23089	0.10001	0.17670
7	0.13168	0.25256	0.10584	0.18837
8	0.14419	0.27758	0.11251	0.20254
9	0.15836	0.30759	0.12085	0.21921
10	0.17503	0.34345	0.13085	0.23839
11	0.19420	0.38098	0.14252	0.26090
12	0.21255	0.41601	0.15586	0.28592
13	0.23255	0.45521	0.17253	0.31760
14	0.24423	0.47689	0.19087	0.35679
15	0.25757	0.50192	0.21088	0.40099
16	0.27674	0.53779	0.23422	0.44937
17	0.29926	0.58034	0.26007	0.50192
18	0.33011	0.63874	0.28925	0.55948
19	0.36347	0.70466	0.32094	0.62038
20	0.40600	0.78729	0.35429	0.68714
21	0.45854	0.88078	0.39015	0.75724
22	0.51193	0.97595	0.43185	0.83236
23	0.56949	1.07699	0.47523	0.91250
24	0.61872	1.15634	0.52194	0.99015
25	0.67546	1.24822	0.56866	1.07616
26	0.74389	1.35935	0.61705	1.16552
27	0.82735	1.49724	0.66961	1.25825
28	0.92920	1.66360	0.72720	1.36269
29	1.04359	1.84841	0.78645	1.46715
30	1.16385	2.03748	0.85072	1.57748
31	1.29083	2.22410	0.92168	1.69788
32	1.41951	2.40410	1.00017	1.82583
33	1.54990	2.57913	1.08618	1.96971
34	1.69035	2.76345	1.18223	2.12785
35	1.83586	2.94615	1.28749	2.29944
36	2.01237	3.16750	1.40363	2.49119
37	2.20987	3.40992	1.53736	2.70982
38	2.46942	3.73977	1.68701	2.95118
39	2.74334	4.07151	1.84925	3.21111
40	3.03166	4.40683	2.02744	3.49635
41	3.34700	4.79707	2.22494	3.78343
42	3.69107	5.21287	2.44178	4.09671
43	4.09083	5.69390	2.68050	4.43374
44	4.55818	6.25049	2.94448	4.79707
45	5.09836	6.88457	3.22956	5.19013
46	5.68800	7.56260	3.54838	5.61384
47	6.36020	8.32286	3.98162	6.21084
48	7.06118	9.09107	4.47073	6.86007
49	7.81815	9.89784	4.95863	7.49323
50	8.65764	10.77656	5.49840	8.17462
51	9.59706	11.81206	6.10707	8.86201
52	10.64036	12.94801	6.65989	9.43570
53	11.78220	14.17221	7.49323	10.34679
54	13.00872	15.46210	8.36523	11.25783
55	14.30594	16.80008	9.29646	12.17563
56	15.66322	18.16837	10.15628	12.91894
57	16.94312	19.40523	10.59184	13.08056
58	18.28068	20.67027	11.44961	13.74126
59	19.69542	21.98111	12.72489	14.80774
60	21.19403	23.34419	14.33938	16.17152
61	22.77289	24.85705	16.33935	18.24094
62	24.22200	26.19622	18.24612	20.14012
63	25.77166	27.61193	20.21644	22.05510
64	27.43069	29.11098	20.55482	22.14738
65	29.20718	30.69938	21.68875	23.08506
66	31.11386	32.38239	23.49431	24.70128
67	32.63203	33.66029	25.42630	26.43322
68	34.25451	35.01097	27.58993	28.34637
69	35.98673	36.43322	29.95805	30.40644
70	37.83604	37.93389	32.57783	32.64981
71	39.78296	39.87487	35.42535	35.49326
72	41.86111	41.94705	38.36050	38.42340
73	44.07929	44.16014	41.38462	41.44337
74	46.44744	46.52136	44.44460	44.49915
75	48.97489	49.04367	47.65064	47.70095
76	51.67124	51.73391	50.95006	50.99608
77	54.55012	54.60665	54.14066	54.18326
78	57.62282	57.67409	57.25382	57.29201
79	60.90571	60.94980	60.10438	60.13810
80	64.41012	64.44883	64.14865	64.17791
81	68.15449	68.18682	67.93870	67.96341
82	72.15515	72.18101	71.89944	71.91859
83	76.43109	76.45137	76.27566	76.29014
84	81.00512	81.01778	80.34528	80.35500
85	83.33333	83.33333	83.33333	83.33333
86	83.33333	83.33333	83.33333	83.33333]

BASIS OF VALUES:
Commissioners' 2001 Standard Ordinary Tables, Age Nearest Birthday, Smoker and Nonsmoker, Male and Female Tables.

MSVUL-2007-GC NY                                                                                                                                 Page

3. DEFINITIONS

Account Value:  The sum of the amounts in the Sub-Accounts.

Anniversary:  The same day in each succeeding year as the day of the year corresponding to the Certificate Date shown in Section 1.

Application:  Your Application for this Certificate, a copy of which is attached hereto and incorporated herein.

Attained Age:  An Insured's Issue Age plus the number of completed Certificate Years.

Beneficiary:  The person or entity entitled to receive the Certificate Proceeds as they become due at the Surviving Insured’s death.

Cash Surrender Value:  The Account Value decreased by the balance of any outstanding Certificate Debt.

Certificate:  This life insurance contract, including the Application, any supplemental applications, any riders, and any endorsements attached hereto.

Certificate Date:  The date specified as such in Section 1.

Certificate Debt:  The principal amount of any outstanding loan against this Certificate, plus accrued but unpaid interest on such loan.

Certificate Month:  A one-month period commencing on the Certificate Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

Certificate Owner:  The person, persons or entity entitled to the ownership rights stated in this Certificate.

Certificate Proceeds:  The amount determined in accordance with the terms of this Certificate which is payable at the death of the Surviving Insured.  This amount is the death benefit as described in Section 8, decreased by the amount of any outstanding Certificate Debt and increased by any amounts payable under any supplemental benefits.

Certificate Year:  A one-year period commencing on the Certificate Date or any Anniversary and ending on the next Anniversary.

Class:  The risk and underwriting classification of an Insured, as specified in Section 1.

Company:  Sun Life Insurance and Annuity Company of New York.

Due Proof:  Such evidence as We may reasonably require in order to establish that Certificate Proceeds or any other benefits are due and payable.

Effective Date of Coverage:  Initially, the Investment Start Date; with respect to any increase in the Total Face Amount, the Anniversary that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Fixed Account:  The portion of the Account Value funded by assets invested in the General Account.

Fund:  A mutual fund in which a Variable Sub-Account invests.

General Account:  The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

Initial Premium:  The Premium amount specified as such in Section 1.

Insureds:  The persons on whose lives this Certificate is issued.

Investment Start Date:  The date the first Premium is applied, which will be the later of the Issue Date, the Certificate Date, or the Valuation Date We receive a Premium equal to or in excess of the Initial Premium.

Issue Age:  Each Insured's age as of their birthday nearest the Certificate Date shown in Section 1.

Issue Date:  The date We produce this Certificate from Our systems. The Issue Date is specified in Section 1.

Minimum Monthly Premium:  The Premium amount specified as such in Section 1.

Monthly Anniversary Day:  The same day in each succeeding month as the day of the month corresponding to the Certificate Date shown in Section 1.

Monthly Cost of Insurance:  An amount deducted from the Account Value on a monthly basis for the insurance coverage provided by this Certificate, as specified in Section 9.

Monthly Deductions:  The total of the Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense charge.

Monthly Expense Charge:  An amount deducted from the Account Value on a monthly basis for administration and other expenses, as specified in Section 1.

Monthly Mortality and Expense Risk Charge:  The amount deducted from the Account Value in the Sub-Accounts for the mortality and expense risks borne by the Company, with the rate as specified in Section 1.

Net Premium:  Any Premium less the Premium Expense Charge.

No-Lapse Guarantee Period:  The period during which the Certificate will not terminate without value as long as it satisfies the minimum premium test described in Section 9.  The No-Lapse Guarantee Period begins on the Certificate Date and extends for the period shown in Section 1.

Our Home Office:    Sun Life Insurance and Annuity Company of New York, [122 East 42nd Street, Suite 1900, New York, NY 10017].

Our Service Office:  Sun Life Insurance and Annuity Company of New York, [One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481], or such other address as We may hereafter specify to You by written notice.

Partial Withdrawal:  A withdrawal of a portion of the Account Value as described in Section 10.

Premium:  An amount paid to Us by the Certificate Owner or on the Certificate Owner's behalf as consideration for the benefits provided by this Certificate.

Premium Expense Charge:  A charge deducted from each Premium to cover State and Federal tax obligations and for costs of issuance and administration.

Processing Date:  The first Valuation Date on or next following a Monthly Anniversary Day.

Specified Face Amount:  The amount of life insurance coverage, with the initial requested amount specified in Section 1.

Specified Face Amount Ratio: The Specified Face Amount divided by the Total Face Amount.

Sub-Accounts:  Sub-Accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You, and the Fixed Account.

Supplemental Insurance Amount:  The amount of supplemental life insurance coverage you request as shown in Section 1.

Supplemental Insurance Amount Ratio: The Supplemental Insurance Amount divided by the Total Face Amount.

Surviving Insured:  The Insured who is living upon the death of the other Insured. If both Insureds die at the same time, then the Surviving Insured shall be the younger of the two Insureds.

Total Face Amount:  The sum of the Specified Face Amount and the Supplemental Insurance Amount as shown in Section 1.

Unit:  A unit of measurement that We use to calculate the value of each Variable Sub-Account.

Unit Value:  The value of each Unit of assets in a Variable Sub-Account.

Valuation Date:  Any day on which the New York Stock Exchange, We, and the relevant Fund are open for business.  A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission rules and/or regulations.

Valuation Period:  The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values.  We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

Variable Account:  A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the General Account of the Company as shown in Section 1.

Variable Sub-Accounts:  All Sub-Accounts except the Fixed Account.

We, Our, and Us:  We, Our, and Us refer to Sun Life Insurance and Annuity Company of New York.

You and Your:  You and Your refer to the owner of this Certificate.

4.  GENERAL PROVISIONS

Entire Contract
Your entire contract with Us consists of this Certificate, the Application, any supplemental Applications, any riders and any endorsements attached hereto.  All statements made in the Application or in a supplemental application are representations and not warranties.  We relied and will rely on these statements when approving the issuance of this Certificate, increase in Total Face Amount, increase in Death Benefit over Premium paid, reinstatement, or change in Death Benefit Option of this Certificate.  No statement can be used by Us in defense of a claim unless the statement was made in the signed Application or in a supplemental application and was a material misrepresentation.

Alteration
Sales representatives do not have the authority either to alter or to modify this Certificate or to waive any of its provisions.  The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

Modification
Upon notice to You, We may modify this Certificate if such modification (1) is necessary to make this Certificate or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of this Certificate under the Internal Revenue Code or other federal or state laws as a life insurance certificate; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes, or otherwise changes Sub-Accounts.  We also reserve the right to modify certain provisions of this Certificate as stated in those provisions.  We may make an appropriate endorsement to this Certificate to reflect any such modification.  We will obtain any necessary approvals for such modifications.

Assignments
During the lifetime of the each Insured, You may assign all or some of Your rights under this Certificate.  All Assignments must be filed at Our Service Office and must be in written form satisfactory to Us.  The Assignment will then be effective as of the date You signed the form, subject to any action taken before We acknowledge receipt.  We are not responsible for the validity or legal effect of any Assignment.  Neither this Certificate nor any of Your rights or those of a Beneficiary under it may be assigned or transferred without Our permission.

Nonparticipating
This Certificate does not pay dividends.

Misstatement of Age or Sex
If the age or sex of either Insured is stated incorrectly, the amounts payable by Us will be adjusted as follows:
Misstatement discovered at death of the Surviving Insured:  The death benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex of each Insured.

Misstatement discovered prior to death of the Surviving Insured:  The Account Value will be recalculated from the Certificate Date using the Monthly Cost of Insurance Rates based on the correct age or sex of each Insured.

Suicide
If the Surviving Insured commits suicide within two years after the Issue Date of this Certificate, We will not pay any part of the Certificate Proceeds.  We will refund the Premiums paid, less the amount of any Certificate Debt and less the amount of any Partial Withdrawals.

If the Surviving Insured commits suicide within two years after the effective date of an increase in the Total Face Amount, then Our liability as to that increase will be the cost of insurance for that increase.

If the Surviving Insured commits suicide within two years after the effective date of reinstatement, We will not pay any part of the Certificate Proceeds.  We will refund the Premiums paid since the effective date of reinstatement, less the amount of any Certificate Debt and less any Partial Withdrawals.

Incontestability
After this Certificate has been in force during the lifetime of both Insureds for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9.  However, any increase or change which is effective after the Issue Date will be incontestable only after such increase or change has been in force during the lifetime of any Insured who provided evidence of insurability for the increase or change for two years from the Effective Date of Coverage of such increase or change.  Further, any reinstatement will be incontestable after the reinstated Certificate has been in force during the lifetime of any Insured who provided evidence of insurability for the reinstatement for two years from the effective date of reinstatement.  Contestability of a reinstated Certificate will be based only on material misrepresentations made in the application for reinstatement.

Report to Certificate Owner
We will send You a report at least once each Certificate Year.  The report will show the current Total Face Amount, Account Value, Cash Surrender Value, and Death Benefit. It will show Premiums paid and deductions made since the last report, and any other information required by the insurance regulatory official of the jurisdiction in which the Certificate was delivered.  It will also show the balance of any outstanding Certificate Debt.  There is no charge for this report.

Illustrations
Upon request, we will provide You once each year, at no cost, an illustration of this Certificate’s projected future Account Value and Death Benefit. We may charge a nominal fee, not to exceed $50, for additional illustrations requested after the first.

5.  RIGHTS OF CERTIFICATE OWNERS AND BENEFICIARIES

Rights of Certificate Owner
No part of the Group Policy will invalidate or impair any right granted to You by this Certificate. You have the sole and absolute power to exercise all rights and privileges under this Certificate without the consent of any other person unless you provide otherwise by written notice.  While either Insured is alive, you may change the Certificate Owner and Beneficiary by written notice.  No change or revocation will take effect unless We receive such notice.  Subject to Our administrative rules, if such receipt occurs, then (1) a change of Beneficiary will take effect on the date the notice is signed, and (2) a change or a revocation of Certificate Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed.  A change or revocation will take effect whether or not You or either Insured is alive on the date we receive such notice.  A change or revocation will be subject to the rights of any assignee of record with Us and subject to any payment made or other action taken by Us before We receive such notice.

When You transfer Your rights to a new Certificate Owner, You automatically revoke any prior contingent Certificate Owner designation.

Procedure
You do not need the consent of a Beneficiary or a contingent Certificate Owner in order to exercise any of Your rights, except that the designation of an irrevocable Beneficiary may not be changed or revoked without that Beneficiary’s consent. However, You must give Us written notice of the requested action.  Your request will then, unless You specify otherwise, be effective as of the date You signed the form, subject to any action taken before We receive such notice.

Rights of Beneficiary
The Beneficiary has no rights in this Certificate until the death of the Surviving Insured.  If the Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Certificate Proceeds as they become due.

If there is no surviving Beneficiary upon the death of the Surviving Insured, the Surviving Insured’s estate will be the Beneficiary.

Right to Exchange to a General Account Policy
At any time within two years from the Certificate Date, You may elect to exchange this Certificate for an individual general account universal life policy sold by Us that contains minimum interest rate guarantees and does not allow allocations to a Separate Account.  No evidence of insurability will be required for the exchange.  The provisions determining the effective date of the exchange are the same as those that apply to the effective date of surrender as described in Section 10.

To exchange this Certificate:
1.	You must give Us a Written Request at Our Service Office along with this Certificate.

2.	The Surviving Insured must be living on the effective date of the exchange.

3.	Any assignee must agree, in writing to the exchange.

4.	The Certificate must be In full force.

5.	If this Certificate is in the grace period when the written request is received, the first premium for the new policy must be paid on or before the effective date of the exchange.

If all of these conditions are met, the exchange will take effect on the effective date of the exchange.

This Certificate will end, unless otherwise terminated, on the day before the effective date of the exchange.

The new policy will have the same Policy Date, risk class and issue age as this Certificate.  On the effective date of the exchange, the new policy will have the same face amount as this Certificate as of the effective date of the exchange.  Any existing debt on this Certificate will be transferred to the new policy.  The new policy will contain the same additional benefits provided by rider attached to this Certificate if such benefits are available with the new policy.  The account value of the new policy on the effective date of the exchange will be equal to:
1.	the Account Value of this Certificate on the Valuation Date before the effective date of the exchange; plus

2.	any new net premium credited to the new policy on the effective date of the exchange; minus

3.	the monthly deduction made for the new policy on the effective date of the exchange.

The new policy’s provisions, including any additional benefits provided by rider, and any charges applicable to the new policy beginning with the effective date of the exchange, will be such as would have applied if that policy has been issued originally.  The new policy will be subject to any existing assignment of this Certificate.

Conversion Privilege.  If this Certificate terminates due to the termination of the Group Policy, You may convert this Certificate into an individual flexible premium variable universal life policy offered by Us provided the Certificate is in force.  Such conversion must be applied for within the notice period specified below.  Choice of a new policy will be restricted to those policies that offer the same Class and rating as this Certificate. The new policy will be issued on this Certificate’s Surviving Insured with the same Net Amount at Risk, Class and rating as this Certificate without evidence of the Surviving Insured's insurability. The conversion provision does not apply to any riders or supplemental benefits that may be attached to this Certificate. Riders or supplemental benefits will terminate automatically when the Certificate is converted.

Notice of Right to Convert.  You must be given written notice of the right to convert as shown above within 15 days before or after the termination.  Written notice will be provided to your last known address.  If notice is not given within the 15-day period, you will be given 45 days after the date of such notice to apply for individual coverage.  However, if notice is not given within 90 days after the termination, the time allowed to exercise the right to convert will expire at the end of such 90 days.  This period is called the Notice Period.

If You die within the Notice Period, Your beneficiary will be paid the amount of coverage available under this Certificate for conversion, unless successful application for individual coverage has been made at the time of death.  This payment will be made regardless of whether or not You have applied for an individual policy. We may deduct any monthly deductions that would have been deducted during such notice period from any benefits that may become payable.

Claims of Creditors
The Certificate Proceeds will be exempt from the claims of creditors to the extent permitted by the laws of the jurisdiction in which this Certificate was delivered.

6.  THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets.  With the permission of the Superintendent of Insurance, we have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Certificate liabilities of the Variable Account.  The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses.  The portion of the assets of the Variable Account equal to the reserves and other Certificate liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.  Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under this Certificate, including the agreement to make all benefit payments, are Our general corporate obligations.

At Our election, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940.  It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required.  In the event of any change in the operation of the Variable Account pursuant to this provision, We may make an appropriate endorsement to this Certificate to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Fixed Account
The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account.  The guaranteed effective annual interest rate applicable to the Fixed Account is 3%.  Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future interest, mortality costs, persistency, expenses, and taxes.  Interest credited will be computed on a compound interest basis.

Variable Sub-Accounts
The assets of the Variable Account are divided into Variable Sub-Accounts.  Each Variable Sub-Account invests exclusively in a different investment Fund.  Income, gains and losses, whether or not realized, from the assets of each Variable Sub-Account are credited or charged against that Variable Sub-Account without regard to income, gains, or losses in other Variable Sub-Accounts of the Variable Account.  All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate.  Deductions and withdrawals from the Variable Sub-Accounts will, in effect, be made by redeeming the number of Fund shares at net Unit Value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.  The assets of the Variable Account are valued at least as often as any Certificate benefits vary, but at least monthly.

Addition, Deletion, or Substitution of Variable Sub-Accounts
We may decide to add Variable Sub-Accounts at any time.  Also, shares of any or all of the Funds may not always be available for purchase by the Variable Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate.  In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Fund shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that, to the extent necessary, these substitutions have been approved by the Securities and Exchange Commission and the Superintendent of Insurance of the State of New York.  The investment policies of the Variable Sub-Accounts will not be changed without the approval of the Superintendent of Insurance of the State of New York.  We also reserve the right to eliminate or combine existing Variable Sub-Accounts or to transfer assets between Variable Sub-Accounts.  In the event of a substitution or other act pursuant to this provision, We may make appropriate amendment to this Certificate to reflect the substitution. If You object to a material change in the Sub-Accounts under this Certificate, You will have the option of transferring the entire Account Value in the Sub-Accounts to the Fixed Account.  This option may be exercised without providing Us evidence of the Insured’s insurability but, if exercised, must be exercised within 60 days after the effective date of the material change.

Transfers Between Variable Sub-Accounts
Subject to any limits that may be imposed by the Funds, You may, at any time after the Right to Return Certificate Period, transfer to another Variable Sub-Account or the Fixed Account all or a portion of the Account Value allocated to a Variable Sub-Account.  We will make transfers pursuant to an authorized request to Us.  While We do not anticipate imposing any charges for transfers within the Variable Sub-Accounts, We reserve the right to impose such a charge, not to exceed $15 per transfer, if more than 12 transfers occur in one Certificate Year.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Variable Sub-Account's value from which the transfer will be made.  If You request a transfer based on a specified percentage of the Variable Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Variable Sub-Account's value at the time the request is received.  We reserve the right to limit the number of Variable Sub-Accounts to which You may allocate Your Account Value to not more than 20 Variable Sub-Accounts.

Transfer privileges are subject to Our consent.  We reserve the right to impose the following limitations on transfers:
1.      the minimum amount that may be transferred;
2.      the frequency of transfers; and
3.	the minimum amount that may remain in a Variable Sub-Account following a transfer from that Variable Sub-Account.

Transfers To and From the Fixed Account
We reserve the right to restrict amounts transferred to the Fixed Account from the Variable Sub-Accounts, except that:

1.
Once during each Certificate Year You may transfer to the Fixed Account 100% of the portion of the Account Value attributable to the Sub-Accounts at the time Your request is received.  You may apply the Cash Surrender Value to purchase a guaranteed fixed paid-up benefit based on the mortality table stated in the Basis of Computation provision in Section 9 and 4% interest.

2.
During the first 24 months this Certificate is in force, You may transfer to the Fixed Account 100% of the portion of the Account Value attributable to the Sub-Accounts at the time Your request is received.

One transfer from the Fixed Account to the Variable Sub-Accounts is permitted in any Certificate Year.  We reserve the right to restrict the amount transferred to the Variable Sub-Accounts from the Fixed Account to the greater of 25% of that portion of the Account Value attributable to the Fixed Account as of the end of the previous Certificate Year and $5000.

7.  PREMIUMS

All Premium payments are payable to Us. The Initial Premium is due and payable as of the Issue Date of this Certificate.  Subsequent Premiums may be paid to Us subject to the limitations described below.  All Premiums are to be paid to Us at Our Service Office.

Premium
No Premium payment may be less than $50 without Our consent, although We will accept any Premium payment if it is necessary to keep this Certificate in force.  We will  not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received unless we receive evidence of insurability for each Insured.

We will not accept Premium payments that would cause the Certificate to fail to qualify as life insurance under applicable tax law.  If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits and will refund the remainder to You.  We will also not accept any Premium payments made after the Anniversary on which the younger Insured is Attained Age 121.

Premium Expense Charge
The Premium Expense Charge will be determined by Us from time to time based on Our expectations of future expenses and taxes. However, the Premium Expense Charge is guaranteed to not be greater than the charge shown in Section 1.

Allocation of Net Premium
Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. For any Premium received during the Right to Return Certificate Period, We will allocate the Net Premium to the Fixed Account.  At the end of the Right to Return Certificate Period, the Account Value in the Fixed Account will be transferred to the Sub-Accounts in accordance with the allocation percentages specified by You.  The minimum allocation for any Sub-Account to which You choose to allocate Account Value is 1% of Net Premium and percentages must be in whole numbers. If this Certificate is in a grace period, the Net Premiums will first be applied to reduce any overdue Monthly Deductions.

You may change the allocation percentages at any time pursuant to an authorized request to Our Service Office.  An allocation change will be effective as of the date We receive the request for that change.

Planned Periodic Premiums
While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our limits.  We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below.  However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments.  You may change Your planned payment schedule or the billing period, subject to Our approval.  The planned periodic Premium may not be sufficient to keep this Certificate in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of this Certificate.  We will suspend reminder notices at Your written request (except for notices in connection with the grace period).  We will notify You prior to suspending reminder notices.

8.  DEATH BENEFIT

Death Benefit Compliance Test
The Death Benefit compliance test is specified in Section 1. This test may not be changed to another test while this Certificate is in force.

Death Benefit and Death Benefit Option
The death benefit depends upon the death benefit option in effect at that time.  The death benefit option in effect on the Issue Date is specified in Section 1.  The three options are:

Option A - Total Face Amount.  The death benefit is the greater of:
1.	the Total Face Amount; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option B - Total Face Amount plus Account Value.  The death benefit is the greater of:
1.	the Total Face Amount plus the Account Value; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option C – Total Face Amount plus sum of Premiums paid. The death benefit is the greater of:
1.	the Total Face Amount plus sum of Premiums paid; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

The death benefit will be determined based on the Total Face Amount and the Account Value in effect on the date of death of the Surviving Insured. The sum of Premiums paid shall be the amount paid as of the date of death reduced by any prior partial withdrawals. The actual Certificate Proceeds payable on the death of the Surviving Insured will be the death benefit described above, decreased by the amount of any outstanding Certificate Debt and increased by any amounts payable under any supplemental benefits.

Changes in Total Face Amount
After the first Certificate Year, You may increase or decrease the Total Face Amount. You must send Your request for a change to Our Service Office in writing. The effective date for an increase in the Total Face Amount is the Anniversary that falls on or next follows the date We approve the supplemental application for such increase. The effective date for a decrease in the Total Face Amount is the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Decreases in Total Face Amount
The Total Face Amount may not decrease to less than the Minimum Total Face Amount specified in Section 1.  A decrease in Total Face Amount may not decrease this Certificate’s Total Face Amount to an amount less than the Minimum Total Face Amount specified in Section 1.  A decrease in the Total Face Amount will be applied to the initial Specified Face Amount and to each subsequent increase in Total Face Amount in the following order:

1. first, to the most recent increase;
2. second, to the next most recent increases, in reverse chronological order; and
3. finally, to the initial Total Face Amount.

Any decrease in the Total Face Amount will be applied pro rata to the Specified Face Amount and to the Supplemental Insurance Amount based on the Specified Face Amount Ratio and the Supplemental Insurance Amount Ratio.

Increases in Total Face Amount
An increase in the Total Face Amount is subject to Our underwriting rules in effect at the time of the increase.  We will require evidence of both Insured's insurability.  We will not accept a request for an increase if the age of either Insured is greater than 80 at the next Anniversary following the request.  Any increase in the Total Face Amount will be applied pro rata to the Specified Face Amount and to the Supplemental Insurance Amount based on the Specified Face Amount Ratio and the Supplemental Insurance Amount Ratio.

Changes in the Death Benefit Option
You may request a change in the death benefit option.  You will be required to submit evidence of insurability on the Insureds if, at the time of a Death Benefit Option change, the subsequent net amount at risk is increased.  Otherwise, a change in Death Benefit Option is not subject to evidence of insurability.  Requests for a change must be made in writing to Us.  The effective date of the change will be the Anniversary on or next following the date We approve Your request.

If the death benefit option change is from option A to option B, the Total Face Amount will be reduced by the Account Value. The Total Face Amount after the reduction may not be less than the Minimum Total Face Amount shown in Section 1.

If the death benefit option change is from option B to option A, the Total Face Amount will be increased by the Account Value.

Any change in the Total Face Amount resulting from a change in the Death Benefit option will be applied pro rata to the Specified Face Amount and to the Supplemental Insurance Amount based on the Specified Face Amount Ratio and the Supplemental Insurance Amount Ratio.

Death benefit option C can be changed only to Option A. Neither death benefit option A or B can be changed to option C. The amount of the death benefit at the time of change will not be altered, but the change in death benefit option will affect the determination of the death benefit from that point on.

9.  ACCOUNT VALUE

Account Value
The Account Value varies depending upon the Net Premium, Mortality and Expense Risk Charge deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, Certificate loans, loan repayments, Partial Surrenders, fees and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.  The Account Value is the sum of the amounts in each Sub-Account.  The method for calculating the Account Value in the Sub-Accounts is described below.

Variable Account Value
We measure the amounts in the Variable Sub-Accounts in terms of Units and Unit Values.  On any given date, the amount You have in a Variable Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Variable Sub-Account.  Amounts allocated to a Variable Sub-Account will be used to purchase Units of that Variable Sub-Account.  Units are redeemed when You make Partial Withdrawals, undertake Certificate loans, transfer amounts from a Variable Sub-Account, and for the deductions of the Monthly Expense Charge, Monthly Mortality and Expense Risk Charge, fees, and the Monthly Costs of Insurance.  The number of Units of each Variable Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Variable Sub-Account.  The Unit Value for each Variable Sub-Account is established at $10.00 for the first Valuation Date of the Variable Sub-Account.  The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below).  The Unit Value of a Variable Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Service Office or any acceptable request is received at Our Service Office.  If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

Splitting Units
We reserve the right to split or combine the value of Units.  In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Certificate.

Account Value in the Sub-Accounts
The Account Value attributable to each Sub-Account on the Investment Start Date equals:

1.	that portion of Net Premium received and allocated to the Sub-Account, less

2.	that portion of the Monthly Expense Charges due on the Certificate Date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Sub-Account, less

3.	that portion of the Monthly Cost of Insurance deductions due from the Certificate Date through the Investment Start Date charged to the Sub-Account, less

4.	that portion of the Mortality and Expense Risk Charge due from the Certificate Date through the Investment Start Date charged to the Sub-Account.

The Account Value attributable to each Sub-Account on subsequent Valuation Dates is equal to:

1.	the Account Value attributable to the Variable Sub-Account on the preceding Valuation Date, multiplied by that Sub-Account’s Net Investment Factor, plus

2.	the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus

3.	that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

4.	any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, less

5.	any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

6.	that portion of any Partial Withdrawals deducted from the Sub-Account during the current Valuation Period, plus
7.	any amounts transferred among the Sub-Accounts for a Certificate loan, less

8.	if a Processing Date, that portion of the Monthly Deductions charged to the Sub-Account for the Certificate Month.

Net Investment Factor
The Net Investment Factor for each Variable Sub-Account for any Valuation Period is the quotient of (1) divided by (2) where:

(1) is the net result of:

a.	the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the Valuation Period, plus

b.	the per share amount of any dividend or other distribution declared on Fund shares held in the Variable Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

c.
a per share credit or charge with respect to any taxes reserved for by Us, or paid by Us if not previously reserved for, during the Valuation Period which is determined by Us to be attributable to the operation of the Variable Sub-Account; and

(2)	is the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the preceding Valuation Period.

Monthly Deductions
There will be no Monthly Deductions on and after the Anniversary on which the younger Insured is Attained Age 121.

Mortality and Expense Risk Charge
The Mortality and Expense Risk Charge is a percentage of the Account Value attributable to the Variable Sub-Accounts at the beginning of a Valuation Date including any Premium payments to be allocated to the Variable Sub-Accounts which are received on such Valuation Date. The percentage is shown in Section 1. The Charge is imposed monthly.

Monthly Expense Charge
The Monthly Expense Charge is shown in Section 1. The Monthly Expense Charge deduction will be charged proportionately to the amounts in the Variable Sub-Accounts and the amount in the Fixed Account in excess of the Certificate Debt.

Monthly Cost of Insurance
We deduct a Monthly Cost of Insurance from the Account Value to cover the cost of providing insurance coverage.

The Monthly Cost of Insurance equals the sum of (1), (2), and (3) where:

(1)	is the cost of insurance equal to the Monthly Cost of Insurance rate (described below) multiplied by the net amount at risk divided by 1,000;
(2)	is the monthly rider cost (as described in the riders) for any riders which are a part of the Certificate; and
(3)	is the Flat Extra specified in Section 1, if applicable, multiplied by the net amount at risk divided by 1,000.

The net amount at risk equals:

1.	the death benefit divided by 1.00247; less
2.	the Account Value on the Valuation Date prior to assessing the Monthly Expense Charge, the Monthly Mortality and Expense Risk Charge, and the Monthly Cost of Insurance deduction.

If there are increases in the Total Face Amount other than increases caused by changes in the death benefit option, the cost of insurance deductions described above are determined separately for the initial Total Face Amount and each increase in the Specified Face Amount.  In calculating the net amount at risk, the Account Value will first be allocated to the initial Total Face Amount and then to each increase in the Specified Face Amount in the order in which the increases were made.

Monthly Cost of Insurance Rates
The Monthly Cost of Insurance rates (except for any such rate applicable to an increase in the Total Face Amount) are based on the length of time this Certificate has been in force and each Insured’s sex, Issue Age, Class, and table rating, if any.  The Monthly Cost of Insurance rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses, and taxes.  However, the Monthly Cost of Insurance rates will not be greater than those shown in Section 2.

The Monthly Cost of Insurance rates applicable to each increase in the Total Face Amount are based on the length of time the increase has been in force and each Insured’s sex, Issue Age, Class, and table rating, if any. We may change the cost of insurance rates but never in excess of those shown in the Table of Guaranteed Maximum Cost of Insurance Rates.  We will not attempt to recoup prior losses. Any increase to the Monthly Cost of Insurance rates will be based on our expectations of future experience or pricing factors which include, but are not limited to, mortality costs, persistency, interest rates, expenses and taxes.

Directed Deductions
You may designate one Variable Sub-Account for the deduction of the Mortality and Expense Risk Charge, the Monthly Expense Charge, and the Monthly Cost of Insurance.  If You do not specify one Variable Sub-Account, then these charges will be allocated among the Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts and to the Fixed Account in excess of the Certificate Debt.  If you designate one Variable Sub-Account and that Variable Sub-account becomes zero, then the proportional approach will be used for the balance of deductions.

Basis of Computation
The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the  Table of Guaranteed Maximum Cost of Insurance Rates in Section 2. We have filed a detailed statement of Our methods for computing Account Values with the insurance department in the jurisdiction where this Certificate is delivered.  These values are equal to or exceed the minimum required by law.

Insufficient Value
If, on a Processing Date, the Account Value less Certificate Debt is equal to or less than zero, then this Certificate will terminate for no value, subject to the Grace Period provision.  During the No-Lapse Guarantee Period shown in Section 1, the Certificate will not terminate by reason of insufficient value if the Certificate satisfies the minimum premium test as described herein.  The No-Lapse Guarantee Period begins on the Certificate Date shown in Section 1.

Age 121 Continuation
If either Insured is alive on the Monthly Anniversary Day on which the Attained Age of such Insured is 121 and if this Certificate is in force on that date, then this Certificate will continue in force until the death of the Surviving Insured regardless of the amount of Account Value. The Death Benefit after that date will continue to be based on the Death Benefit and Death Benefit Option provision in Section 8. As of that date, no more Premiums will be accepted and Monthly Deductions will cease. Any Certificate Debt will continue and interest on Certificate loans will continue to be charged.  The Account Value will remain invested in the sub-accounts chosen at that time.

Important Notice
The continuation of coverage past an Insured’s Attained Age 100 may disqualify this Certificate from treatment as “life insurance” as defined by the Internal Revenue Code. We recommend that you consult a tax professional.

Minimum Premium Test
The Certificate satisfies the minimum premium test if the Premiums paid less any Partial Withdrawals and less any Certificate Debt exceed the sum of the Minimum Monthly Premiums which applied to the Certificate in each Certificate Month from the Certificate Date to the Valuation Date on which the test is applied.

The Minimum Monthly Premium applicable to the Certificate is shown in Section 1. The Minimum Monthly Premium may be revised as a result of any of the following changes to the Certificate:

1.	a change in the Specified Face Amount; or

2.	a change in supplemental benefits.

The revised Minimum Monthly Premium will be effective as of the effective date of the change to the Certificate triggering the revision and will remain in effect until again revised by any of the above changes.

Grace Period
If, on a Valuation Date, this Certificate will terminate by reason of insufficient value, We will allow a grace period. This Grace Period will allow 61 days from that Valuation Date for the payment of a Premium   sufficient to keep this Certificate in force.  The Premium we request is equal to the past due charges plus an amount that we estimate will keep this Certificate in force for two Certificate Months following the date we receive the Premium payment.  Notice of this amount will be mailed to Your last known address and the last known address of any assignee of record at least 15 but not more than 45 days prior to termination.  We will assume that Your last known address is the address shown on the Application (or notice of Assignment), unless We receive notice of a change in address in a form satisfactory to Us.  If the Premium due is not paid within 61 days after the beginning of the grace period, then this Certificate and all rights to benefits will terminate without value at the end of the 61 day period. This Certificate will continue to remain in force during the grace period.

If the Certificate Proceeds become payable during the grace period, then any overdue Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense Charge will be deducted from the amount We pay.

10.  CERTIFICATE BENEFITS

Benefits at Death
The Certificate Proceeds will be paid in one lump sum payment as they become due upon the death of the Surviving Insured, in accordance with Section 8.  We will make payment when We receive Due Proof of that death.  Payment will include interest on the Certificate Proceeds from the date of death until the date of payment. The interest rate applicable is the rate paid by the Company on proceeds left on deposit.

Cash Surrender Value
You may surrender this Certificate for its Cash Surrender Value at any time.  The Cash Surrender Value is the Account Value decreased by the balance of any Certificate Debt.  We will determine the Cash Surrender Value at the end of the first Valuation Date after We receive Your written request for surrender.

Partial Withdrawal
You may make a Partial Withdrawal of the Cash Surrender Value of this Certificate once each Certificate Month after the first Certificate Year by written request to Us.  The amount of any Partial Withdrawal must be at least $500.

If this Certificate's death benefit option is option A or option C, the Total Face Amount will be decreased by the amount of the Partial Withdrawal.  The decrease in Total Face Amount will be applied to the initial Total Face Amount and to each increase in Total Face Amount in the following order:

1. first, to the initial Total Face Amount, subject to the minimum Total Face Amount of $250,000;
2. second, to the next oldest increases, in chronological order; and
3. finally, to the most recent increase in the Specified Face Amount.

The Specified Face Amount remaining in force after the Partial Withdrawal must be no lower than the Minimum Specified Face Amount shown in Section 1. We will effect a Partial Withdrawal at the end of the first Valuation Date after We receive Your written request for withdrawal.

Allocation of Partial Withdrawal
You may allocate the Partial Withdrawal among the Sub-Accounts.  If You do not specify the allocation, then the Partial Withdrawal will be allocated among the Sub-Accounts in proportion to the amounts in the Sub-Accounts in excess of the Certificate Debt.

Certificate Loan
You may request a Certificate loan of up to 90% of this Certificate’s Account Value, decreased by the amount of any outstanding Certificate Debt on the date the Certificate loan is made.  You may allocate the Certificate loan among the Sub-Accounts.  If You do not specify the allocation, then the Certificate loan will be allocated among the Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts and the Fixed Account in excess of the Certificate Debt.  Loan amounts allocated to the Variable Sub-Accounts will be transferred to the Fixed Account and will earn interest at the rate in effect for the Fixed Account.

Interest on the Certificate Debt will accrue daily at the Certificate loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Certificate Anniversary.  Any unpaid interest will be added to the principal amount of the Certificate loan.  When the Certificate Debt exceeds the Account Value, this Certificate will terminate without value, in accordance with the Insufficient Value and Grace Period provisions of Section 9.

All funds We receive from You will be credited to this Certificate as Premium unless We have received written notice, in a form satisfactory to Us, that the funds are for loan repayment.  Loan repayments will first reduce the outstanding balance of the Certificate loan and then accrued but unpaid interest on such loans.  We will accept repayment of any Certificate loan at any time.

Deferral of Payment
We will usually pay any amount due within seven days after the Valuation Date following Our receipt of written notice in a form satisfactory to Us giving rise to such payment or, in the case of death of the Surviving Insured, Due Proof of such death.  Payment of any amount payable from the Variable Account on death, surrender, Partial Withdrawal, or Certificate loan may be postponed whenever:

1.	the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted; or

2.
an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

In the event of the Insured’s death, interest on death proceeds, at the same rate We pay on proceeds left on deposit with Us, will begin to accrue from the date of death.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Certificate loan, or Partial Withdrawal payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.

We will not postpone or defer any payment that is to be used to pay premiums. If payment of any portion of the Cash Surrender Value or Certificate Loan is deferred for more than ten business days, We will add to that payment. The interest rate applicable is the rate paid by the Company on proceeds left on deposit.

Certificate Exchange Option
You may exchange this Certificate for two new single life Certificates on the life of each Insured with evidence of insurability subject to the following conditions:

1.	Either (a) or (b) must be met.

a.
In the case of divorce, a final divorce decree issued by a court of competent jurisdiction in the United States on the Insureds’ marriage must be in effect for at least six months, but not more than one year before the exchange date.  Evidence of such decree must be received by us prior to the exchange date.

b.
In the case of a change in the Federal Tax Law, the change in law must result in either (i) a reduction in the Unlimited Federal Estate Tax marital deduction; or (ii) a reduction in the maximum Federal Estate Tax bracket rate to a rate below 25%.  You must request the exchange in writing within six months of the first enactment date of a qualifying change in Federal Tax Law.

2.	Both Insureds must be living on the exchange date and the Certificate must be in force.

3.	We must have evidence satisfactory to us of your insurable interest in the living Insureds as of the exchange date.

4.	We must receive written agreement to the exchange from any assignees and irrevocable Beneficiaries of the Certificate.

5.	The initial premium due on each of the new Certificates must be paid on or before the exchange date, in addition to a $200 exchange processing fee.

The exchange date is the Certificate Anniversary on or next following the date item 1 above is satisfied.

The Specified Face Amount of each new Certificate will be up to one half of the Specified Face Amount of this Certificate.  The new Certificates will be certificates that we offer for this purpose on the exchange date.  The Certificate Date of the new certificates will be the Certificate Date of this Certificate.  The cost of insurance rates for each new certificate will be based on the age, sex and class of each Insured on the Certificate Date of this Certificate.  This Certificate’s Cash Surrender Value will be applied to each new Certificate as of the exchange date in the same proportion as the Total Face Amount applied to each new Certificate. The addition of supplemental benefit riders to either or both of the new Certificates will require our consent and evidence of insurability satisfactory to us.

Termination
This Certificate terminates on the earlier of the date We receive Your request to surrender it for the Cash Surrender Value, the expiration date of the grace period without Our receipt of Premium due, or the date of death of the Surviving Insured.

Reinstatement
This Certificate may be reinstated provided this Certificate has not been surrendered for the Cash Surrender Value, and provided that:

1.	You make Your reinstatement request within three years from this Certificate’s termination date;
2.	You submit evidence satisfactory to Us of the insurability of any living Insured; and
3.	You pay an amount sufficient to put this Certificate in force.

An amount sufficient to put this Certificate in force is not less than:

1.	the Monthly Deductions which were overdue at the end of the grace period; plus
2.	any excess of the Certificate Debt over the Account Value at the end of the grace period; plus
3.	three times the Monthly Cost of Insurance deductions applicable at the date of reinstatement; plus
4.	three times the Monthly Expense Charge.

During the No-Lapse Guarantee Period shown in Section 1, an amount is sufficient to put this Certificate in force if it meets the minimum premium test.

The Specified Face Amount of the reinstated Certificate cannot exceed the Specified Face Amount at the time of termination.  The Account Value on this Certificate’s reinstatement date will reflect:

1. the Account Value at the time of termination; plus
2. the Net Premium attributable to Premiums paid to reinstate this Certificate; less
3. the Monthly Deductions which were overdue at the end of the grace period; less
4. any excess of the Certificate Debt over the Account Value at the end of the grace period; less
5. the Monthly Expense Charge; less
6. the Monthly Mortality and Expense Risk Charge; less
7. the Monthly Cost of Insurance deduction applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Date that falls on or next follows the date We approve Your request.

Any Certificate Debt at the time of termination must be repaid upon the reinstatement of this Certificate or carried over to the reinstated Certificate.

MSVUL-2007-GC NY                                                                                                                                 Page

U.S. Headquarters Office:
One Sun Life Executive Park
Wellesley Hills, MA  02481
800-700-6554
Home Office:
Wilmington, Delaware

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

[Sun Prime VUL], a Flexible Premium Last Survivor Variable Universal Life Insurance Certificate

To the extent any benefit, payment, or value under this Certificate (including the Account Value and the death benefit) is based on the investment experience of the Variable Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Variable Account and is not guaranteed as to fixed dollar amount.

Upon receipt of Due Proof, the Certificate Proceeds are payable at the death of the Surviving Insured and while this Certificate is in force.  See Section 8.

This Certificate does not participate in dividends.

Flexible premiums are payable for this Certificate.  See Section 7.

[Missing Graphic Reference]

MSVUL-2007-GC NY                                                                                                                                 Page